Investment Management
Agreement

between

DFG HEDGE FUND LIMITED
as the Fund

DFG MASTER HEDGE FUND LIMITED
as the Master Fund

and

DIVERSICA FINANCIAL GROUP B.V.
as the Investment Manager

relating to

the management of the assets of the Fund and the Master Fund

Simmons & Simmons
CityPoint   One Ropemaker Street   London   EC2Y 9SS
T +44(0)20 7628 2020    F +44(0)20 7628 2070   DX Box No 12

CONTENTS

1.	Interpretation	1
2.	Appointment of Investment Manager	2
3.	Duties of the Investment Manager	3
4.	Delegation	4
5.	Voting	5
6.	Other Terms Applicable to the Provision of Services	5
7.	Specific Transactions	5
8.	Operational Procedures	5
9.	Representations and Warranties of the Fund and the Master Fund	5
10.	Representations and Warranties of the Investment Manager	6
11.	Fund and Master Fund Obligations	6
12.	Restrictions and Requirements	6
13.	Fees and Expenses	6
14.	Limitation of Liability	7
15.	Resignation and Termination	8
16.	Conflicts of Interest	8
17.	Market Rules	10
18.	Soft Commission	10
19.	No License	10
20.	Confidentiality	10
21.	Notices	11
22.	Assignment	11
23.	Miscellaneous	11
24.	Counterparts	12
25.	No Partnership	12
26.	Governing Law	12
SCHEDULE 1: OPERATIONAL PROCEDURES		14
SCHEDULE 2: PERFORMANCE FEE CALCULATION		16

i

THIS AGREEMENT is dated the 6th day of June, 2006 and made

BETWEEN:

(1)	DFG HEDGE FUND LIMITED, (the “Fund”), a company incorporated in the Cayman Islands and having its registered office at PO Box 309, George Town, Grand Cayman, Cayman Islands;

(2)	DFG MASTER HEDGE FUND LIMITED, (the “Master Fund”), a company incorporated in the Cayman Islands and having its registered office at PO Box 309, George Town, Grand Cayman, Cayman Islands; and

(3)	DIVERSICA FINANCIAL GROUP B.V., (the “Investment Manager”), a company incorporated in The Netherlands and having its registered office at Boompjes 542, 3011 XZ Rotterdam, The Netherlands.

Background:

(A)	Each of the Fund and the Master Fund has been established under the laws of the Cayman Islands as a open-ended investment company.

(B)	The Fund and the Master Fund wish to appoint the Investment Manager to manage and invest the Portfolio on the terms set out in this Agreement which appointment the Investment Manager wishes to accept.

THE PARTIES AGREE THAT:

1.           Interpretation

In this Agreement, unless the context otherwise requires, the following words have the following meanings:

“Administrator” means TMF FundAdministrators B.V. or such other person for the time being appointed by the Fund and the Master Fund from time to time as their administrator.

“Articles” means the Memorandum and Articles of Association of the Fund and/or the Master Fund as the context requires, as amended from time to time provided that such amendments are notified to the Investment Manager.

“Associate” in relation to a person means any other person whose business or domestic relationship with the first person or its Associate might reasonably be expected to give rise to a community of interest between them which may involve a conflict of interest in dealing with third parties.

“Authorised Officer” means any person from time to time designated by the Fund and/or the Master Fund, as the case may be, as authorised to instruct the Investment Manager and whose specimen signature has been delivered to the Investment Manager.

“Custodian” means TMF GlobalCustody B.V. or such other person for the time being appointed by the Master Fund as custodian of the assets of the Master Fund in place of or in addition to TMF GlobalCustody B.V. and any sub-custodian duly appointed by TMF GlobalCustody B.V..

“Directors” means the members of the board of directors of the Fund or the Master Fund, as the case may be, for the time being and any duly constituted committee thereof and any successors to such members as they may be appointed from time to time.

“Investments” means any asset, right or interest and any spot or forward foreign exchange transaction or other asset, right or interest in which the Fund or the Master Fund may invest directly or indirectly through a wholly-owned subsidiary from time to time including units in unregulated collective investment schemes.

“Management Shares” means as defined in the Prospectus.

“Net Asset Value” means the net asset value of the Portfolio determined as described in the Articles.

“Portfolio” means all the assets and Investments of the Fund and/or the Master Fund at any time under the management of the Investment Manager hereunder including, for the avoidance of doubt, any uninvested cash.

“Prime Broker” means Deutsche Bank AG, London Branch, or such other person for the time being appointed by the Master Fund as prime broker and custodian of the Master Fund in place of or in addition to Deutsche Bank AG, London Branch, and any sub-custodian duly appointed by the Prime Broker.

“Prospectus” means the prospectus relating to the Fund as the same may be modified or amended from time to time provided that all modifications or amendments are notified by the Fund to the Investment Manager.

“Shares” means as defined in the Prospectus.

“Valuation Day” means as defined in the Prospectus.

1.1
References to statutory provisions, regulations, notices or rules shall include those provisions, regulations, notices or rules as amended, extended, consolidated, substituted or re-enacted from time to time.

1.2	References to Clauses are to Clauses of this Agreement and headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.3
Unless the context otherwise requires and except as varied or otherwise specified in this Agreement words and expressions contained in this Agreement shall bear the same meaning as in the Prospectus or the Articles provided that any alteration or amendment of the Prospectus or the Articles shall not be effective for the purposes of this Agreement unless both parties shall by endorsement hereon or otherwise have assented thereto and provided that if there is any conflict between words defined in the Articles, the Prospectus, the Articles shall prevail.

1.4	The Schedules to this Agreement form part of it. In case of inconsistency between the provisions of the Schedules and the provisions of the Agreement, the provisions of the Agreement will prevail.

2.	Appointment of Investment Manager

2.1
The Fund and the Master Fund hereby appoint the Investment Manager to manage the investment of the Portfolio until its appointment shall be terminated as hereinafter provided, and the Investment Manager hereby accepts such appointment and agrees to assume the obligations set forth herein.

2.2	This Agreement will come into force upon its due execution by the parties hereto with effect from the date written at the head of page 1.

2.3
Except as expressly provided in this Agreement, or as the Investment Manager may be otherwise authorised, the Investment Manager has no authority to act for or represent the Fund or the Master Fund, and the Investment Manager shall not be deemed an agent of the Fund or the Master Fund.

3.	Duties of the Investment Manager

3.1
The Investment Manager will manage the Portfolio on a discretionary basis in pursuit of the investment objective and approach and subject to the Investment restrictions described in the Prospectus or as otherwise stipulated by the Directors from time to time. Subject to such objective, approach and restrictions, the Investment Manager will have complete discretion for the account and as the agent of the Fund and the Master Fund (and without prior reference to the Fund or the Master Fund) to buy, sell (including without limitation short sales), retain, convert, execute, exchange or otherwise deal in Investments, borrow securities, make deposits, subscribe to issues and offers for sale of, and accept placings, underwritings and sub-underwritings, of any Investments, effect transactions whether or not on any recognised market or exchange and whether or not frequently traded on any such market or exchange (including, without limitation, derivatives transactions, repurchase and reverse repurchase transactions, and securities lending transactions) and otherwise act as the Investment Manager judges appropriate in relation to the management and investment of the Portfolio.

3.2
The investment objective, approach and restrictions described in the Prospectus or as otherwise stipulated by the Directors from time to time shall not be deemed to have been breached as a result of any appreciation or depreciation in value, changes in exchange rates or by reason of the receipt of any right, bonus or benefit in the nature of capital or by reason of any other action affecting every holder of the relevant investment. If any such restrictions are exceeded as a result of such events or otherwise or are breached, the Investment Manager shall:

(A)	so notify the Directors as soon as practicable; and

(B)
acquire or dispose of, as the case may be, no further Investments for the account of the Fund or the Master Fund which at the date of acquisition or disposal would result in any restrictions being further exceeded or breached; and

(C)	consult with the Directors as to the steps to be taken to remedy the situation,

PROVIDED THAT the Investment Manager shall always be entitled to acquire or dispose of Investments with a view to remedying any such excess or breach.

3.3
The Investment Manager is authorised to give the Prime Broker, the Custodian, the Administrator, brokers, dealers or counterparties any instructions on behalf of the Fund and the Master Fund which may be necessary or desirable for the proper performance of the Investment Manager’s duties under this Agreement and the Fund and the Master Fund agree to confirm such authority to such parties on request.

3.4	The Investment Manager shall, without prejudice to the generality of the foregoing, also provide the following services:-

(A)	analysis of the progress of all Investments and other assets within the Portfolio:

(B)	the provision of written reports in accordance with the Operational Procedures in Schedule 1;

(C)	preparation of material for inclusion in the quarterly or other reports of the Fund and the Master Fund whenever the Directors shall reasonably require such material;

(D)
keeping or causing to be kept such books, records and statements as shall be necessary to give a complete record of all transactions which the Investment Manager carries out for the account of the Fund and the Master Fund, which the Fund and/or the Master Fund, as appropriate, and persons authorised in writing by the Fund and/or the Master Fund, as appropriate, shall be entitled to inspect at all reasonable times;

(E)	if required by the Directors, negotiation of borrowing arrangements and, if authorised by the Directors, implementation of such arrangements; and

(F)
without limiting the generality of Clause 3.4(E), the Investment Manager is authorised to borrow money for the account and on behalf of the Master Fund from the Prime Broker under arrangements established by the Master Fund with the Prime Broker from time to time.

3.5
The Investment Manager acknowledges that the Fund may add to the Portfolio cash subscribed on the issue of Shares and Management Shares and may withdraw from the Portfolio cash or other assets to enable the Fund and the Master Fund to meet redemptions of Shares and Management Shares and other outgoings.

3.6
In the event that the Investment Manager shall make any acquisitions or disposals of any Investments which will or may give rise to any obligations of disclosure imposed on the Fund or the Master Fund by any applicable legislation with respect to the Fund’s or the Master Fund’s interests therein, the Investment Manager, as the agent of the Fund and the Master Fund, shall to the extent permitted by applicable law make the appropriate disclosures or, if not so permitted, notify the Directors as soon as possible of the obligation of disclosure and the transaction giving rise to such obligation.

3.7
The Fund and the Master Fund each hereby authorise and appoint the Investment Manager to perform, on behalf of each of the Fund and the Master Fund, the duties, obligations and responsibilities that would be performed by a commodity pool operator under the United States Commodity Exchange Act, as amended (the “CEA”), and the applicable regulations of the U.S. Commodity Futures Trading Commission, whether the Investment Manager is registered as a commodity pool operator under the CEA or acting pursuant to an exemption from such registration.

4.	Delegation

4.1
The Investment Manager may delegate any of its functions, powers, and duties under this Agreement (other than functions, powers and duties connected with the management of the Portfolio and the exercise of discretion in relation to any Investments) to any person and in connection therewith may provide information about the Fund, the Master Fund and the Portfolio to any such person. The Investment Manager shall remain liable for the acts or omissions of any person to whom any of its functions, powers and duties hereunder may be delegated from time to time. The Investment Manager shall be responsible for the costs of any such delegation including, without limitation, any fees and expenses of the delegate.

4.2
The Investment Manager may also employ agents to perform, or advise in relation to the performance by it of, any of the services required to be performed or provided by it under this Agreement. The Investment Manager shall not be liable for the acts or omissions of any such agent.

5.	Voting
5.1
The Investment Manager shall exercise, or refrain from the exercise of, any voting or other rights attaching to the Investments comprised in the Portfolio as the Investment Manager shall in its absolute discretion think fit, subject to any instructions given to the Investment Manager by the Directors.

6.	Other Terms Applicable to the Provision of Services

6.1
In entering into transactions in Investments on behalf of the Fund and the Master Fund the parties agree that the Investment Manager will not owe to the Fund or the Master Fund a duty to provide best execution. The Investment Manager will generally, however, endeavour to enter into such transactions at the best available price in the market.

6.2
The Investment Manager may aggregate transactions in Investments for the Fund and/or the Master Fund with those of other customers. Aggregation may on some occasions operate to the advantage of the Fund and/or the Master Fund and on other occasions to the disadvantage of the Fund and/or the Master Fund.

7.	Specific Transactions

7.1	To the extent contemplated by the Prospectus and subject to this Agreement, the Investment Manager may:

(A)	effect transactions in Investments the prices of which may be stabilised;

(B)
arrange or effect transactions in futures and/or contracts for differences and/or in options thereon, and/or transactions in options other than options on futures or contracts for differences. The Investment Manager may debit the Portfolio with any sums required to pay or supplement any deposit or margin in support of any such transaction. The investment Manager may exercise its discretion in managing the Portfolio to settle or close out outstanding obligations without reference to the Fund or the Master Fund;

(C)	arrange or effect transactions in Investments which are not readily realisable Investments.

8.	Operational Procedures

8.1	The Investment Manager shall comply with the Operational Procedures set out in Schedule 1.

9.	Representations and Warranties of the Fund and the Master Fund

9.1	Each of the Fund and the Master Fund represents and warrants to the Investment Manager that:-

(A)	it is validly existing, duly empowered and authorised to execute, deliver and perform this Agreement and to give effect to the transactions contemplated hereby;

(B)
this Agreement is binding upon it and enforceable in accordance with its terms except insofar as enforcement may be limited by bankruptcy, insolvency or other laws relating to or affecting enforcement of creditors’ rights or general principles of equity;

(C)
it has complied with and will continue to comply with all laws, rules and regulations or court and governmental orders by which it is bound or to which it is subject in connection with the execution and performance of this Agreement; and

(D)
all of the assets comprising the Portfolio shall be owned by the Fund or the Master Fund free of lien and encumbrance and no other person shall have any interest in any of the assets of the Portfolio save as otherwise provided in this Agreement or in the Agreement appointing the Prime Broker or the Custodian or as notified by the Directors from time to time.

10.	Representations and Warranties of the Investment Manager

10.1	The Investment Manager represents and warrants to the Fund and the Master Fund that:-

(A)	it is validly existing, duly empowered and authorised to execute, deliver and perform this Agreement and to give effect to the transactions contemplated hereby;

(B)
this Agreement is binding upon it and enforceable in accordance with its terms except insofar as enforcement may be limited by bankruptcy, insolvency or other laws relating to or affecting enforcement of creditors’ rights or general principles of equity; and

(C)
it has complied with and will continue to comply with all laws, rules and regulations or court and governmental orders by which it is bound or to which it is subject in connection with the execution and performance of this Agreement

11.           Fund and Master Fund Obligations

11.1
The Fund and the Master Fund, as the case may be, will supply or procure the supply to the Investment Manager of a copy of the Articles and all amendments thereto, the Prospectus and all other Information as the Investment Manager shall reasonably require to enable it to perform its duties hereunder.

12.           Restrictions and Requirements

12.1
In carrying out its duties hereunder, the Investment Manager shall comply with all instructions of the Directors in connection therewith to the extent that such instructions are not inconsistent with applicable law. Such instructions may be given by letter or by facsimile, in either case, signed by an Authorised Officer or by telephone provided that telephone instructions shall be confirmed in writing by an Authorised Officer. The Investment Manager shall not be required to acknowledge the instructions of the Directors, however such instructions may be received.

13.           Fees and Expenses

13.1
The Fund shall pay the Investment Manager by way of remuneration for its services hereunder a fee equal to 1/12 of 2 per cent per month of the Net Asset Value of each series of Shares (before deduction of that month’s Management Fee and before deduction for any accrued Performance Fee).

13.2	Such fees will be calculated as at the last Valuation Day in each month payable monthly in arrears.

13.3	In addition to the fee referred in Clause 13.1, the Investment Manager shall be entitled to receive from the Fund an annual Performance Fee calculated and payable in accordance with Schedule 2.

13.4
If the determination of the Net Asset Value (and hence the Net Asset Value per Share of each series) shall be suspended pursuant to the Prospectus and the Articles, fees payable pursuant to Clauses 13.1 and 13.3 shall be calculated by reference to the Net Asset Value of each series of Shares on any substitute Valuation Day agreed by the Fund and the Investment Manager or if no substitute Valuation Day is agreed, by reference to the Net Asset Value of each series of Shares on the Valuation Day immediately preceding such suspension.

13.5	Fees payable pursuant to Clauses 13.1 and 13.3 shall be exclusive of any value added tax payable in relation thereto which, if payable, shall be borne by the Fund.

13.6
Subject to Clause 13.8, the Investment Manager will be responsible for its expenses under this Agreement including the fees and expenses of any investment adviser appointed by it, or any person to whom functions and duties are delegated under Clause 4 but for the avoidance of doubt not the fees and expenses of the Prime Broker, the Custodian, the Administrator or any auditor appointed by the Fund or the Master Fund.

13.7
The fees payable to the Investment Manager hereunder will supplement and will not be abated by any other remuneration receivable by the Investment Manager in connection with any transactions effected by the Investment Manager for the Fund or the Master Fund.

13.8
The Fund shall reimburse to the Investment Manager (i) any reasonable legal fees and expenses incurred by the Investment Manager in connection with its services hereunder and the performance thereof and (ii) such other expenses as shall be agreed in writing between the Fund, the Master Fund and the Investment Manager.

13.9	The Investment Manager may, in its absolute discretion, from time to time waive or rebate all or any part of its fees hereunder to the Fund, the Master Fund or any third party.

14.	Limitation of Liability

14.1
Save as provided in Clause 4.1 and subject to Clause 14.2, the Investment Manager shall not be liable in respect of any act or omission of any person, firm or company through whom transactions in Investments are effected for the Fund’s or Master Fund’s account, of the Prime Broker, the Custodian or any other party having custody or possession of the Fund’s or Master Fund’s assets from time to time, or of any clearance or settlement system.

14.2
The Investment Manager will not be responsible for any loss of opportunity whereby the value of the Portfolio could have been increased or for any decline in the value of the Portfolio howsoever arising, except to the extent that such loss or decline is due to the Investment Manager’s negligence, wilful default or fraud or that of any of its employees.

14.3
The Investment Manager will not be liable for any loss arising from errors of fact or judgement or any action taken (or omitted to be taken) by it howsoever arising except to the extent that any such error or action (or the omission thereof) is due to the Investment Manager’s negligence, wilful default or fraud or that of any of its employees. No warranty is given by the Investment Manager as to the performance or profitability of the Portfolio or any part of it.

14.4
The Fund and the Master Fund shall indemnify and keep indemnified the Investment Manager and the directors, officers and employees of the Investment Manager from and against any and all liabilities, obligations, losses, damages, suits and expenses which may be incurred by or asserted against the investment Manager in its capacity as Investment Manager of the Portfolio other than those resulting from the negligence, wilful default or fraud on its or their part and other than expenses incurred by the Investment Manager for which it is responsible pursuant to Clause 13.6

.

15.           Resignation and Termination

15.1
This Agreement shall continue and remain in force unless and until terminated by the Fund, the Master Fund or the Investment Manager, as the case may be, giving to the other parties not less than 90 days’ written notice PROVIDED THAT this Agreement may be determined forthwith by notice in writing by the Fund, the Master Fund or the Investment Manager, as the case may be, (“the notifying party”), if any of the other parties shall:-

(A)
commit any material breach of its obligations under this Agreement and if such breach is capable of being made good, shall fail to make good such breach within 30 days of receipt of written notice from the notifying party requiring it so to do; or

(B)
be liquidated or dissolved (except a voluntary liquidation or a voluntary dissolution for the purposes of reconstruction or amalgamation upon terms previously approved in writing by the notifying party) or be unable to pay its debts as they fall due or commit any act of bankruptcy under the laws of any jurisdiction to which that party may be subject or if a receiver is appointed over any of its assets.

15.2
On termination of this Agreement, the Investment Manager shall be entitled to receive all fees and other monies accrued due up to the date of such termination but shall not be entitled to compensation in respect of such termination.

15.3	Termination of this Agreement shall be without prejudice to the completion of transactions already initiated. Such transactions will be completed by the Investment Manager as soon as practicable.

15.4
Upon termination in accordance with this Clause 15, the rights and obligations of the parties under this Agreement shall terminate and be of no future effect, except that Clauses 1, 14.4, 20 and 26 shall remain in full force and effect.

16.	Conflicts of Interest

16.1
The services of the Investment Manager hereunder are not to be deemed exclusive. The Fund and the Master Fund acknowledge that the Investment Manager and its directors, officers, employees or Associates may from time to time act as investment manager, manager, investment adviser or dealer in relation to, or be otherwise involved in, investment funds established by parties other than the Fund or the Master Fund which have similar objectives to that of the Fund or the Master Fund. It is, therefore, possible that any of them may, in the course of business, have potential conflicts of interest with the Fund and the Master Fund. Each will, at all times, have regard in such event to its obligations to the Fund and the Master Fund.

16.2
Where the Investment Manager has or may have a conflict of interest with the Fund and/or the Master Fund, it shall take reasonable steps to ensure fair treatment of the Fund and/or the Master Fund (as the case may be), the steps which it takes being in the absolute discretion of the Investment Manager. The Investment Manager may (but shall not be obliged to) manage such a conflict of interest by taking reasonable steps in any one or more of the following ways:

(A)           disclosure of an interest to the Fund and/or the Master Fund;

(B)           relying on a policy of independence;

(C)	establishing Chinese walls; or

(D)	declining to act for the Fund and/or the Master Fund in respect of such conflict of interest.

16.3
The Investment Manager or any of its Associates or any person connected with the Investment Manager may invest in, directly or indirectly, or manage or advise other investment funds or accounts which invest in assets which may also be purchased or sold by the Fund or the Master Fund. Neither the Investment Manager nor any of its Associates nor any person connected with it shall be under any obligation to offer investment opportunities of which any of them become aware to the Fund or the Master Fund or to account to the Fund or the Master Fund in respect of (or share with the Fund or the Master Fund or inform the Fund or the Master Fund of) any such transaction or any benefit received by any of them from any such transaction, but will allocate such opportunities on an equitable basis between the Fund or the Master Fund and other clients.

16.4
The Investment Manager will not and will procure that any Associate of the Investment Manager will not deal, as principal or agent for a third party, with the Fund or the Master Fund except where dealings are carried out as if effected on normal commercial terms negotiated at an arm’s length basis and provided also that:-

(A)
the Investment Manager and any Associate may buy, hold and deal in any Investments upon its individual account notwithstanding that similar Investments may be held by the Fund or the Master Fund and without prior reference to the Fund or the Master Fund; and

(B)
nothing herein contained shall prevent the Investment Manager or any Associate without prior reference to the Fund or the Master Fund from contracting or entering into any financial or other transaction with any member of the Fund or the Master Fund or with any company or body any of whose shares or securities are held by or for the account of the Fund or the Master Fund or from being interested in any such contract or transaction.

16.5
For the avoidance of doubt, the Investment Manager and any of its directors, employees or related entities may invest in the Fund through the direct or indirect acquisition of Shares or Management Shares.

16.6	The parties hereto acknowledge that:-

(A)
directors, officers, agents and shareholders of the Fund and/or the Master Fund are or may be interested in the Investment Manager as directors, officers, or shareholders or otherwise, and that directors, officers, shareholders and agents of the Investment Manager and its Associates are or may be interested in the Fund and/or the Master Fund as directors, officers, shareholders, or otherwise;

(B)	no person so interested shall be liable to account for any benefit to the other parties by reason solely of such interest; and

(C)
the services being supplied by the Investment Manager or any of its Associates to the Fund and the Master Fund under this Agreement or otherwise may at the option of the Investment Manager or Associate be supplied through directors, officers or agents who are so interested.

17.           Market Rules

17.1
All transactions in Investments shall be subject to the rules and customs of the exchange or market and/or any clearing house through which the transactions are executed (if any), and to any applicable law, rules or regulations. If there is any conflict between this Agreement and any such rules, customs or applicable law, the latter shall prevail.

18.           Soft Commission

18.1
The Investment Manager may effect transactions with or through the agency of another person with whom it has an agreement (a “soft commission agreement”) under which that person will from time to time provide to, or procure for it, services or other benefits the nature of which are such that their provision results, or is designed to result, in an improvement of its performance in providing services for its customers and for which it makes no direct payment but instead undertakes to place business (including business on behalf of its customers) with or through the agency of that person.

19.           No Licence

19.1	The Fund, the Master Fund and the Investment Manager each acknowledges for the benefit of the other parties that:

(A)	no provision of this Agreement grants the other parties any rights, except as contained herein, in any intellectual property belonging to or developed by any of the other parties; and

(B)	this Agreement does not constitute a licence in respect of any such intellectual property.

20.           Confidentiality

20.1
Neither the Investment Manager nor any Associate is obliged to disclose to the Fund or the Master Fund or, in making any decision or taking any step in connection with the investment management of the Portfolio, to take into consideration information either:

(A)	the disclosure of which by it to the Fund or the Master Fund would or might be a breach of duty or confidence to any other person; or

(B)
which came to the notice of an employee, officer or agent of the Investment Manager or of an Associate, but does not come to the actual notice of the individual making the decision or taking the step in question.

20.2
The Investment Manager, the Fund and the Master Fund shall at all times respect and protect the confidentiality of information acquired in consequence of this Agreement except pursuant to any right or obligation to or by which the Investment Manager, the Fund or the Master Fund (as the case may be) may be entitled or bound to disclose information or under compulsion of law or pursuant to the requirements of competent regulatory or other authorities

20.3	Nothing in this Clause 19.1 shall prevent the disclosure of information by any other party to its auditors or legal or other professional advisers in the proper performance of their duties.

20.4
None of the parties hereto shall do or commit any act, matter or thing which would or might prejudice or bring into disrepute in any manner the business or reputation of another party or any director or partner of such party.

21.           Notices

21.1
Any notice given hereunder shall be in writing and may be delivered by hand, or sent by facsimile or by pre-paid airmail or first class post as appropriate to the registered office or principal place of business for the time being of the party to whom it is addressed or to such other address as may, from time to time be notified.

21.2
Notices given by hand or facsimile shall be deemed to have been given contemporaneously. Notices given by pre-paid airmail or first class post as appropriate shall be deemed to have been given 7 days after posting. Evidence that the notice was properly addressed, stamped and put in the post shall be conclusive evidence of posting. Evidence that the facsimile was duly despatched to a current facsimile of the addressee shall be conclusive evidence of transmission.

22.           Assignment

22.1	This Agreement may not be assigned by any party without the written consent of the other.

23.	Miscellaneous

23.1	Neither party shall assign all or any of its rights or benefits under this Agreement.

23.2	No variation of this Agreement shall be effective unless made in writing and signed by the parties hereto.

23.3
The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise. No failure to exercise nor any delay in exercising by either party to this Agreement of any right, power, privilege or remedy under this Agreement shall impair or operate as a waiver thereof in whole or in part. No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

23.4
This Agreement, together with any documents referred to in it, constitutes the whole agreement between the parties relating to its subject matter and supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter.

23.5
If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected. Notwithstanding the foregoing in the event of such deletion the parties shall negotiate in good faith in order to agree the terms of a mutually acceptable and satisfactory alternative provision in place of the provision so deleted.

23.6
No party shall be responsible for any failure to perform its duties hereunder if such failure shall be caused by or directly or indirectly due to war, terrorism, enemy action, the act or regulation of any government, other competent authority, exchange or clearing house (including, without limitation, any action or inaction affecting currency conversion or transfer and the suspension of trading), riot, civil commotion, rebellion, storm, tempest, accident, fire, the breakdown, failure or malfunction of any telecommunications or computer service, lock-out, strike or other cause whether similar or not beyond the control of the relevant party, provided that the relevant party shall use all reasonable efforts to minimise the effects of the same.

24.           Counterparts

24.1	This Agreement may be executed in one or more counterparts each of which shall constitute one Agreement. A party may enter into this Agreement by signing any such counterpart.

25.	No Partnership

25.1
Nothing in this Agreement shall create or be deemed to create any partnership, joint venture or similar relationship between the parties hereto and/or any other person nor, except as expressly provided, shall it constitute, or be deemed to constitute, any party the agent of the other parties for any purpose.

26.	Governing Law

26.1	This Agreement shall be governed by and construed in accordance with Dutch law.

26.2
In relation to any legal action or proceedings arising out of or in connection with this Agreement each of the parties irrevocably submits to the exclusive jurisdiction of the court in Rotterdam with the right to appeal.

IN WITNESS whereof the parties hereto have caused this Agreement to be signed as of the day and year first above written.

SIGNED BY	)
for and on behalf of	) /s/ L. Vuurmans
DFG HEDGE FUND LIMITED	)

SIGNED BY	)
for and on behalf of	) /s/ L. Vuurmans
DFG MASTER HEDGE	)
FUND LIMITED	)

SIGNED BY	)
for and on behalf of	) /s/ A. Warnaars
DIVERSICA FINANCIAL GROUP B.V.	)

SCHEDULE 1: OPERATIONAL PROCEDURES

1.
The Investment Manager will not hold client money. Money within the Portfolio shall be held in accordance with the custody arrangements agreed with the Prime Broker, the Custodian or with banks, or other brokers and dealers, approved and appointed by the Fund and/or the Master Fund and on terms agreed by the Fund and/or the Master Fund, as the case may be.

2.
The Investment Manager shall not have authority to hold or have possession of any Investments or other assets of the Fund or the Master Fund and, unless otherwise directed by the Fund or the Master Fund generally or in any particular respect, custody of all Investments and other assets of the Portfolio shall be entrusted to the Prime Broker or the Custodian. In the exercise of its discretionary investment management of the Portfolio the Investment Manager shall itself be responsible for reviewing, and taking such action as it may consider appropriate, in respect of rights, other than income, conferred in respect of any Investments or other assets within the Portfolio.

3.
On each day that the Investment Manager effects a purchase or sale of Investments or concludes any transaction which in any way affects the assets or liabilities of the Portfolio, either directly or indirectly, the Investment Manager shall:-

(A)	advise the Administrator by facsimile or computer transmission no later than close of business on the fallowing day, giving details as follows:

(1)	the name and address of the broker, dealer or agent through whom each transaction is carried out;

(2)	the date of each transaction;

(3)	the name of the security, asset or liability;

(4)	the price or rate at which each transaction is effected;

(5)	the number of securities or other assets traded; and

(6)	any other details necessary in order to facilitate the proper recording and valuation of each transaction.

(B)
in respect of each transaction organise settlement and immediately advise the Prime Broker or the Custodian or other person responsible for settlement (the “Settlement Agent”) by facsimile or computer transmission of all details of the transaction, or confirm the accuracy of such details if such details are provided to the Investment Manager by the Settlement Agent, specifically:

(1)           the settlement date;

(2)           price or rate at which the deal is effected;

(3)           commission and stamp duty or other charges incurred;

(4)           the total cost of or net receipt from the transaction; and

(5)           the number of securities or other assets traded.

(C)
if appropriate, instruct the broker, dealer or other agent to send copies of the relevant confirmation, contract note or other formal documentation to the Settlement Agent, together with any instructions or information necessary to facilitate the settlement of the transaction.

(D)
instruct the Settlement Agent to make payment against delivery of the securities or other assets and to send copies of the relevant confirmation, contract note or other formal documentation to the Administrator.

(E)	instruct the broker, dealer or agent effecting such transaction immediately to advise the Administrator by telex or facsimile or computer transmission of all details of each transaction, specifically:

(1)           the settlement date;

(2)           the price or rate at which the deal is effected;

(3)           commission and stamp duty or other charges incurred; and

(4)           the total cost of or net receipt from the transaction.

4.	Investments comprised in the Portfolio will be valued by the Administrator in accordance with the Prospectus and the Articles.

5.
The parties agree that the Investment Manager shall not be required to provide periodic statements to the Fund or the Master Fund in relation to reporting to customers. However, the Investment Manager shall provide the Fund or the Master Fund with such periodic reports on the Portfolio as the Fund or the Master Fund may reasonably require. Without prejudice to the generality of the foregoing, upon reasonable request at any time, the Investment Manager shall promptly provide performance information relating to the Portfolio during the term of this Agreement in accordance with such measures of performance as may be reasonably requested by the Fund or the Master Fund.

SCHEDULE 2: PERFORMANCE FEE CALCULATION

1.
The Investment Manager shall be entitled to receive from the Fund a Performance Fee in respect of each series of Shares in issue (as more particularly described in the Prospectus under “Fees and Expenses”).

2.
The Performance Fee will be calculated in respect of each six month period ending on 30 June and 31 December in each year (a “Calculation Period”). The first Calculation Period will be the period commencing on the Business Day immediately following the closing of the Initial Offer Period and ending on 30 June 2007.

3.	The Performance Fee will be deemed to accrue on a quarterly basis as at the Valuation Day immediately preceding the end of that calendar quarter.

4.
For each Calculation Period, the Performance Fee in respect of a series of Shares will be equal to 20 per cent. of the appreciation in the Net Asset Value of that series of Shares during the Calculation Period above the Base Net Asset Value of that series of Shares adjusted for any redemptions. The Base Net Asset Value of a series of Shares is the greater of the Net Asset Value of the series of Shares at the time of issue of that series and the highest Net Asset Value of that series of Shares achieved as at the end of any previous Calculation Period (if any) during which that series was in issue. The Performance Fee in respect of each Calculation Period will be calculated by reference to the Net Asset Value of each series of Shares before deduction for any accrued Performance Fee.

5.	The transfer of Shares will not affect their Base Net Asset Value for the purpose of calculating the Performance Fee in respect of that series of Shares.

6.
The Performance Fee is payable to the Investment Manager in arrears within 14 calendar days of the end of each Calculation Period. However, in the case of Shares redeemed during a Calculation Period, the accrued Performance Fee in respect of these Shares will be payable within 14 calendar days after the date of redemption. If a redeeming Shareholder owns Shares of more than one series, Shares will be redeemed on a “first in-first out” basis

7.
The Investment Manager may from time to time and at its sole discretion and out of its own resources decide to rebate to intermediaries and/or Shareholders part or all of the Management Fee and/or Performance Fee. Any such rebates may be applied in paying up additional Shares to be issued to the Shareholder, or may (at the discretion of the Investment Manager) be paid in cash.

8.
If the Investment Management Agreement is terminated during a Calculation Period, the Performance Fee in respect of the then current Calculation Period will be calculated paid as though the date of termination were the end of the relevant Calculation Period.